EXHIBIT 99.1

Steelcase Reports Third Quarter Fiscal 2022 Results

  Orders grew 40% compared to prior year and included exceptional strength in Asia Pacific
  Third quarter results impacted by extraordinary inflation and supply chain disruptions, which are expected to persist in fourth quarter
  EMEA reported $8.3 million of operating income and 4.9% operating margin

GRAND RAPIDS, Mich., Dec. 16, 2021 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported third quarter revenue of $738.2 million and net income of $9.6 million, or $0.08 per share. In the prior year, Steelcase reported revenue of $617.5 million and net income of $2.1 million, or $0.02 per share and adjusted earnings of $0.08 per share.

Revenue increased 20 percent in the third quarter compared to the prior year, or 17 percent on an organic basis.   The revenue growth was broad based across all segments, with growth of 20 percent in the Americas, 17 percent in EMEA and 21 percent in the Other category. Supply chain disruptions in the Americas in the current year resulted in extended lead-times, shipment delays and adjustments to delivery schedules, which the company estimates caused at least $35 million of revenue to shift from the third quarter into the fourth quarter compared to at least $40 million of revenue which the company estimates shifted from the second quarter into the third quarter for similar reasons. Revenue in the prior year was impacted by approximately $60 million due to a temporary global operations shutdown implemented to protect the company’s systems during a cyberattack.   On an organic basis, revenue grew 17 percent in the Americas, 17 percent in EMEA and 20 percent in the Other category.

Orders (adjusted for the impact of acquisitions and currency translation effects) grew 40 percent in the third quarter compared to the prior year. Orders grew 36 percent in the Americas driven by strong broad-based growth. Orders grew 31 percent in EMEA driven by growth across all markets. Orders grew 87 percent in the Other category driven by very strong growth across all regions in Asia Pacific, including over 100 percent growth in India and China.

	Q3 2022 vs. Q3 2021
	Revenue Growth	Organic Revenue Growth	Organic Order Growth

Americas	20%	17%	36%
EMEA	17%	17%	31%
Other category	21%	20%	87%
Steelcase Inc.	20%	17%	40%

"Our third quarter order growth of 40 percent was better than we expected and builds on our strong recovery momentum from last quarter," said Sara Armbruster, president and CEO. "However, like many other industries, we continue to be impacted by a significant number of supply chain disruptions causing us to extend lead times and delay some shipments, which negatively impacted our third quarter revenue more than we had anticipated. We remain optimistic as our strong order growth reflects the investments companies are making in their office-based workplace strategies."

Third quarter operating income of $15.9 million represented an increase compared to breakeven operating income and adjusted operating income of $11.4 million in the prior year.   The Americas reported operating income of $11.1 million, which compares to operating income of $13.8 million and adjusted operating income of $25.2 million in the prior year, with the decrease due to lower gross margin in the current year. EMEA reported operating income of $8.3 million compared to an operating loss of $3.7 million in the prior year driven by higher revenue and higher gross margin in the current year. The Other category reported operating income of $2.0 million compared to an operating loss of $2.2 million in the prior year due to higher revenue in the current year.

"We are delighted with the strong results in EMEA and Asia Pacific this quarter, as EMEA reported its most profitable quarter in over 10 years and Asia Pacific received orders for a significant number of large projects and rebounded strongly after a soft start to the year due primarily to the impact of COVID in India," said Dave Sylvester, senior vice president and CFO. "Our profitability improvement initiatives in EMEA are delivering results, and our investments to drive growth in Asia Pacific are paying off."

Gross margin of 27.6 percent in the third quarter represented a decrease of 120 basis points compared to the prior year, which included $2.3 million of restructuring costs in the Americas.   Gross margin declined by 370 basis points in the Americas, improved by 500 basis points in EMEA and improved by 150 basis points in the Other category.   The decline in the Americas was due to approximately $27 million of higher inflation, net of pricing benefits, and approximately $10 million of higher freight and labor costs and inefficiencies associated with the supply chain disruptions in the current year, partially offset by the benefits of higher revenue.  The improvements in EMEA and the Other category were primarily due to higher revenue and favorable shifts in business mix.

"We estimate our earnings would have been approximately three times higher this quarter if not for the year-over-year impact of the extraordinary inflation, net of pricing benefits and the higher costs associated with the supply chain disruptions," said Dave Sylvester, senior vice president and CFO.   "We expect the benefits from the three price increases we've implemented this year, plus the eventual moderation of supply chain challenges to become a tailwind to earnings in fiscal 2023 versus the significant headwinds we've faced so far this fiscal year."

Operating expenses of $187.7 million in the third quarter represented an increase of $18.9 million, but a decline of 190 basis points as a percentage of revenue, compared to the prior year. The current year included approximately $13 million of higher marketing and sales expenses, approximately $6 million of higher discretionary spending and employee costs in other functional areas and $3.5 million from acquisitions, partially offset by $2.9 million of lower variable compensation expense.

Income tax expense of $2.4 million in the third quarter reflected an effective tax rate of approximately 20 percent, which included $1.2 million of discrete tax benefits. In the prior year, the company recorded an income tax benefit of $6.3 million, which was primarily driven by benefits available under the U.S. Coronavirus Aid, Relief, and Economic Security Act.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $445.2 million at the end of the third quarter. Total debt was $482.9 million.

During the third quarter, the company repurchased a total of 1.8 million shares of its Class A Common Stock for a total cost of $23.1 million. A total of $7.6 million remained under the company's share repurchase authorization at the end of the third quarter.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before January 10, 2022, to shareholders of record as of December 27, 2021.

Outlook

At the end of the third quarter, the company’s backlog of customer orders was approximately $800 million, which was approximately 47 percent higher than the prior year, and approximately 13 percent higher than at the end of the second quarter, on an organic basis. The backlog includes a higher than historical percentage of orders scheduled to ship beyond the fourth quarter. As a result, the company expects fourth quarter fiscal 2022 revenue to be in the range of $740 to $765 million. The company reported revenue of $677.1 million in the fourth quarter of fiscal 2021 which benefited from shipment delays of approximately $60 million due to a temporary global operations shutdown in the third quarter of the prior year. The projected revenue translates to growth of 9 to 13 percent compared to the fourth quarter of fiscal 2021 and a similar range of organic growth when adjusted for acquisitions and currency translation effects.

The company expects diluted earnings per share for the fourth quarter of fiscal 2022 to be approximately breakeven. The estimate reflects projected gross margin of between 26.5% and 27%, including (1) inflation, net of pricing benefits, of approximately $20 million as compared to the prior year, (2) supply chain disruptions and related costs similar to the third quarter and (3) unfavorable shifts in business mix compared to the third quarter. The earnings per share estimate also reflects projected operating expenses of between $193 to $198 million, including the Viccarbe acquisition, and projected interest expense, investment income and other income, net, of approximately $5 million. Steelcase reported earnings per share of $0.06 in the fourth quarter of fiscal 2021.

"We remain optimistic about our growth prospects as companies complete projects that had been paused and work on new projects that support the hybrid work experience and bringing their employees back to the office," said Sara Armbruster. "We're seeing a positive customer response to our insights about hybrid work, as well as strong indicators that the products and applications we're launching are differentiated in supporting the evolving needs of the workplace."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 26, 2021	November 27, 2020	% Change	November 26, 2021	November 27, 2020	% Change

Revenue
Americas (1)	$500.3	$416.4	20%	$1,399.9	$1,381.5	1%
EMEA (2)	168.2	143.3	17%	430.7	368.7	17%
Other (3)	69.7	57.8	21%	189.0	168.9	12%
Consolidated revenue	$738.2	$617.5	20%	$2,019.6	$1,919.1	5%

Operating income (loss)
Americas	$11.1	$13.8	$40.8	$84.9
EMEA	8.3	(3.7)	1.0	(31.8)
Other	2.0	(2.2)	(7.5)	(2.7)
Corporate (4)	(5.5)	(7.9)	(16.3)	(14.1)
Consolidated operating income	$15.9	$—	$18.0	$36.3

Operating income as a percentage of revenue	2.2%	—%	0.9%	1.9%

Revenue mix
Americas	67.8%	67.4%	69.3%	72.0%
EMEA	22.8%	23.2%	21.3%	19.2%
Other	9.4%	9.4%	9.4%	8.8%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture, architectural and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Smith System, AMQ, Orangebox and Viccarbe brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox, Coalesse and Viccarbe brands, with a comprehensive portfolio of furniture, architectural and technology products.
  The Other category includes Asia Pacific and Designtex. Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture, architectural and technology products. Designtex primarily sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate costs include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH BY SEGMENT
Q3 2022 vs. Q3 2021
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2021 revenue	$617.5	$416.4	$143.3	$57.8
Acquisitions	12.9	12.2	0.7	—
Currency translation effects*	0.3	0.7	(0.8)	0.4
Q3 2021 revenue, adjusted	630.7	429.3	143.2	58.2

Q3 2022 revenue	738.2	500.3	168.2	69.7
Organic growth $	$107.5	$71.0	$25.0	$11.5
Organic growth %	17%	17%	17%	20%

* Currency translation effects represent the estimated net effect of translating Q3 2021 foreign currency revenues using the average exchange rates during Q3 2022.

PROJECTED ORGANIC REVENUE GROWTH
Q4 2022 vs. Q4 2021
Steelcase Inc.

Q4 2021 revenue	$677.1
Acquisitions	8.5
Currency translation effects*	(8.2)
Q4 2021 revenue, adjusted	$677.4

Q4 2022 revenue, projected	$740 - 765
Organic growth $	$63 - 88
Organic growth %	9% - 13%

* Currency translation effects represent the estimated net effect of translating Q4 2021 foreign currency revenues using the exchange rates at the end of Q3 2022.

ADJUSTED EARNINGS PER SHARE

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 26, 2021	November 27, 2020	November 26, 2021	November 27, 2020
Diluted earnings per share	$0.08	$0.02	$0.05	$0.17
Goodwill impairment charge, per share	—	—	—	0.15
Restructuring costs, per share	—	0.10	—	0.23
Income tax effect of restructuring costs, per share	—	(0.04)	—	(0.09)
Adjusted earnings per share	$0.08	$0.08	$0.05	$0.46

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 26, 2021		November 27, 2020		November 26, 2021		November 27, 2020
Revenue	$738.2	100.0%	$617.5	100.0%	$2,019.6	100.0%	$1,919.1	100.0%
Cost of sales	534.6	72.4	437.3	70.9	1,454.5	72.0	1,339.7	69.8
Restructuring costs	—	—	2.3	0.3	—	—	9.2	0.5
Gross profit	203.6	27.6	177.9	28.8	565.1	28.0	570.2	29.7
Operating expenses	187.7	25.4	168.8	27.3	547.1	27.1	498.5	26.0
Goodwill impairment charge	—	—	—	—	—	—	17.6	0.9
Restructuring costs	—	—	9.1	1.5	—	—	17.8	0.9
Operating income	$15.9	2.2%	$—	—%	$18.0	0.9%	$36.3	1.9%
Interest expense	(6.5)	(0.9)	(6.6)	(1.1)	(19.3)	(1.0)	(20.7)	(1.2)
Investment income	0.1	—	0.2	—	0.4	—	1.2	0.1
Other income, net	2.5	0.3	2.2	0.4	3.5	0.2	7.0	0.4
Income (loss) before income tax expense (benefit)	12.0	1.6	(4.2)	(0.7)	2.6	0.1	23.8	1.2
Income tax expense (benefit)	2.4	0.3	(6.3)	(1.0)	(3.6)	(0.2)	4.3	0.2
Net income	$9.6	1.3%	$2.1	0.3%	$6.2	0.3%	$19.5	1.0%

Operating income	$15.9	2.2%	$—	—%	$18.0	0.9%	$36.3	1.9%
Add: Goodwill impairment charge	—	—	—	—	—	—	17.6	0.9
Add: Restructuring costs	—	—	11.4	1.8	—	—	27.0	1.4
Adjusted operating income	$15.9	2.2%	$11.4	1.8%	$18.0	0.9%	$80.9	4.2%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 26, 2021		November 27, 2020		November 26, 2021		November 27, 2020
Revenue	$500.3	100.0%	$416.4	100.0%	$1,399.9	100.0%	$1,381.5	100.0%
Cost of sales	370.3	74.0	290.4	69.7	1,015.4	72.5	950.8	68.8
Restructuring costs	—	—	2.3	0.6	—	—	9.2	0.7
Gross profit	130.0	26.0	123.7	29.7	384.5	27.5	421.5	30.5
Operating expenses	118.9	23.8	100.8	24.2	343.7	24.6	318.8	23.1
Restructuring costs	—	—	9.1	2.2	—	—	17.8	1.3
Operating income	$11.1	2.2%	$13.8	3.3%	$40.8	2.9%	$84.9	6.1%
Add: Restructuring costs	—	—	11.4	2.8	—	—	27.0	2.0
Adjusted operating income	$11.1	2.2%	$25.2	6.1%	$40.8	2.9%	$111.9	8.1%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 26, 2021		November 27, 2020		November 26, 2021		November 27, 2020
Revenue	$168.2	100.0%	$143.3	100.0%	$430.7	100.0%	$368.7	100.0%
Cost of sales	118.1	70.2	107.7	75.2	309.0	71.7	276.4	75.0
Gross profit	50.1	29.8	35.6	24.8	121.7	28.3	92.3	25.0
Operating expenses	41.8	24.9	39.3	27.4	120.7	28.1	106.5	28.8
Goodwill impairment charge	—	—	—	—	—	—	17.6	4.8
Operating income (loss)	$8.3	4.9%	$(3.7)	(2.6)%	$1.0	0.2%	$(31.8)	(8.6)%
Add: Goodwill impairment charge	—	—	—	—	—	—	17.6	4.8
Adjusted operating income (loss)	$8.3	4.9%	$(3.7)	(2.6)%	$1.0	0.2%	$(14.2)	(3.8)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 26, 2021		November 27, 2020		November 26, 2021		November 27, 2020
Revenue	$69.7	100.0%	$57.8	100.0%	$189.0	100.0%	$168.9	100.0%
Cost of sales	46.2	66.3	39.2	67.8	130.1	68.8	112.5	66.6
Gross profit	23.5	33.7	18.6	32.2	58.9	31.2	56.4	33.4
Operating expenses	21.5	30.8	20.8	36.0	66.4	35.2	59.1	35.0
Operating income (loss)	$2.0	2.9%	$(2.2)	(3.8)%	$(7.5)	(4.0)%	$(2.7)	(1.6)%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 26, 2021	November 27, 2020	November 26, 2021	November 27, 2020
Operating expenses	$5.5	$7.9	$16.3	$14.1

Webcast
Steelcase will discuss third quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth, which represents the change in revenue excluding the impacts of acquisitions and divestitures and estimated currency translation effects; (2) adjusted earnings per share, which represents earnings per share excluding (a) goodwill impairment charges and (b) restructuring costs and related tax effects; and (3) adjusted operating income (loss), which represents operating income (loss) excluding goodwill impairment charges and restructuring costs. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "target" or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
Leading organizations around the world trust Steelcase to help them create workplaces that help people feel safe and are productive, inspiring and adaptable with our architecture, furniture and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading, and publicly traded company with fiscal 2021 revenue of $2.6 billion. For more information, visit www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 26, 2021	November 27, 2020	November 26, 2021	November 27, 2020
Revenue	$738.2	$617.5	$2,019.6	$1,919.1
Cost of sales	534.6	437.3	1,454.5	1,339.7
Restructuring costs	—	2.3	—	9.2
Gross profit	203.6	177.9	565.1	570.2
Operating expenses	187.7	168.8	547.1	498.5
Goodwill impairment charge	—	—	—	17.6
Restructuring costs	—	9.1	—	17.8
Operating income	15.9	—	18.0	36.3
Interest expense	(6.5)	(6.6)	(19.3)	(20.7)
Investment income	0.1	0.2	0.4	1.2
Other income, net	2.5	2.2	3.5	7.0
Income (loss) before income tax expense (benefit)	12.0	(4.2)	2.6	23.8
Income tax expense (benefit)	2.4	(6.3)	(3.6)	4.3
Net income	$9.6	$2.1	$6.2	$19.5

Earnings per share:
Basic	$0.08	$0.02	$0.05	$0.17
Diluted	$0.08	$0.02	$0.05	$0.17
Weighted average shares outstanding - basic	116.0	117.7	117.4	117.4
Weighted average shares outstanding - diluted	116.3	118.0	117.8	117.7

Dividends declared and paid per common share	$0.145	$0.100	$0.390	$0.270

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	November 26, 2021	February 26, 2021
ASSETS
Current assets:
Cash and cash equivalents	$275.2	$489.8
Accounts receivable	341.8	279.0
Allowance for doubtful accounts	(8.5)	(8.7)
Inventories	286.1	193.5
Prepaid expenses	35.7	20.9
Income taxes receivable	51.0	49.5
Other current assets	22.2	21.4
Total current assets	1,003.5	1,045.4

Property, plant and equipment, net of accumulated depreciation of $1,084.6 and $1,063.2	394.8	410.8
Company-owned life insurance ("COLI")	170.0	169.5
Deferred income taxes	119.7	113.3
Goodwill	242.7	218.1
Other intangible assets, net of accumulated amortization of $82.4 and $73.3	89.1	90.4
Investments in unconsolidated affiliates	50.6	51.5
Right-of-use operating lease assets	222.7	225.4
Other assets	25.7	29.6
Total assets	$2,318.8	$2,354.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257.8	$181.3
Short-term borrowings and current portion of long-term debt	5.0	4.7
Current operating lease obligations	43.7	43.8
Accrued expenses:
Employee compensation	79.9	90.1
Employee benefit plan obligations	20.6	24.9
Accrued promotions	27.2	27.8
Customer deposits	56.2	33.7
Other	100.6	108.7
Total current liabilities	591.0	515.0

Long-term liabilities:
Long-term debt less current maturities	477.9	479.2
Employee benefit plan obligations	144.1	152.9
Long-term operating lease obligations	195.8	199.5
Other long-term liabilities	53.4	46.9
Total long-term liabilities	871.2	878.5
Total liabilities	1,462.2	1,393.5

Shareholders’ equity:
Additional paid-in capital	—	12.5
Accumulated other comprehensive income (loss)	(63.6)	(40.0)
Retained earnings	920.2	988.0
Total shareholders’ equity	856.6	960.5
Total liabilities and shareholders’ equity	$2,318.8	$2,354.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 26, 2021	November 27, 2020
OPERATING ACTIVITIES
Net income	$6.2	$19.5
Depreciation and amortization	62.2	64.1
Goodwill impairment charge	—	17.6
Restructuring costs	—	27.0
Deferred income taxes	(9.6)	17.9
Non-cash stock compensation	13.4	11.9
Equity in income of unconsolidated affiliates	(4.4)	(6.7)
Dividends received from unconsolidated affiliates	4.7	5.2
Other	(19.5)	(12.4)
Changes in operating assets and liabilities:
Accounts receivable	(68.6)	105.2
Inventories	(93.4)	(16.4)
Other assets	(18.3)	(22.9)
Accounts payable	77.5	(47.0)
Employee compensation liabilities	(15.3)	(130.5)
Employee benefit obligations	(13.5)	(25.2)
Customer deposits	21.3	30.4
Accrued expenses and other liabilities	(1.8)	(0.5)
Net cash provided by (used in) operating activities	(59.1)	37.2

INVESTING ACTIVITIES
Capital expenditures	(45.3)	(32.1)
Proceeds from disposal of fixed assets	17.4	7.3
Acquisition, net of cash acquired	(32.6)	—
Other	9.2	7.0
Net cash used in investing activities	(51.3)	(17.8)

FINANCING ACTIVITIES
Dividends paid	(45.9)	(31.8)
Common stock repurchases	(54.0)	(42.7)
Borrowings on global committed bank facility	—	250.0
Repayments on global committed bank facility	—	(250.0)
Other	(1.6)	(2.1)
Net cash used in financing activities	(101.5)	(76.6)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	1.8
Net decrease in cash, cash equivalents and restricted cash	(213.5)	(55.4)
Cash and cash equivalents and restricted cash, beginning of period (1)	495.6	547.1
Cash and cash equivalents and restricted cash, end of period (2)	$282.1	$491.7

(1)	These amounts include restricted cash of $5.8 and $6.1 as of February 26, 2021 and February 28, 2020, respectively.

(2)	These amounts include restricted cash of $6.9 and $7.3 as of November 26, 2021 and November 27, 2020, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O'Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR